Exhibit 10.12
FEEDSTOCK PURCHASE AGREEMENT
(LVT)
between
CONOCOPHILLIPS COMPANY,
as Seller,
and
CALUMET PENRECO, LLC,
as Buyer.
January 1, 2008
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS(**).

FEEDSTOCK PURCHASE AGREEMENT
(LVT Feedstock)
     In consideration of the covenants contained in this Agreement, ConocoPhillips Company (the “Seller”) and Calumet Penreco, LLC (the “Buyer”) agree as follows:
ARTICLE I
EFFECTIVE DATE
     This Agreement shall be effective as of January 1, 2008 (the “Effective Date”).
ARTICLE II
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     Section 2.1. “Agreement” means this Feedstock Purchase Agreement and all Exhibits attached hereto.
     Section 2.2. “ASTM” means American Society for Testing Materials.
     Section 2.3. “Barrel” means 42 U.S. standard gallons of 231 cubic inches per gallon corrected for temperature to 60° Fahrenheit in accordance with the latest edition of ASTM-D-1250 Petroleum Measurement Table 6B.
     Section 2.4. “Base Volume” means the volume of Feedstock required to produce (i) 50,000,000 gallons of LVT Products at the LVT Unit during any of (a) Contract Years 1 and 2 combined, (b) Contract Years 2 and 3 combined, (c) Contract Years 3 and 4 combined, or (d) Contract Years 4 and 5 combined and (ii) 50,000,000 gallons of LVT Products at the LVT Unit during any 24-month period during the remainder of the Term. For purposes of this definition, Overhead Product is included within the term “LVT Products” only to the extent that Buyer actually purchases Overhead Product. Assuming the Overhead Product is not purchased, Base Volume shall be based on the following assumptions with respect to yield:
          (x) **
          (y) **
          (z) **
     Section 2.5. “Contract Year” means a twelve-month period beginning on the Effective Date or any anniversary thereof.
     Section 2.6. “Delivery Point” means that point where the risk of loss of the Feedstock passes from the Seller to the Buyer which is the inlet flange to the feed tank.
     Section 2.7. “Effective Date” means that date defined in Article I.
     Section 2.8. “Feedstock” means LVT feedstock.
     Section 2.9. “LVT Facilities” has the meaning ascribed to that term in the LVT Unit Agreement.
     Section 2.10. “LVT Products” means all material produced by the LVT Unit, including Overhead Product, bottoms, sidedraw and untreated Feedstock, whether meeting specifications or off-specification and includes molex raffinate diverted to the Buyer prior to fractionation.
     Section 2.11. “LVT Unit” has the meaning ascribed to that term in the LVT Unit Agreement.
     Section 2.12. “LVT Unit Agreement” means the agreement of that name entered by and between the Parties of even date herewith.

     Section 2.13. “Market Price” is defined as the price a willing buyer will pay a willing seller for the product in question at the time and place of the relevant transaction or transactions.
     Section 2.14 “Measurement Point” means that point where the volume of Feedstock is measured, which is the point at which LVT Products are loaded into tank cars or tank trucks.
     Section 2.15. “Month” or “month” means a calendar month.
     Section 2.16. “Overhead Product” means the light ends produced from the LVT Unit’s fractionator.
     Section 2.17. “Party” or “Parties” means both the Seller and the Buyer respectively whether singular or plural.
     Section 2.18. “Refinery” means the Seller’s crude oil refinery located at or near Westlake, Louisiana.
     Section 2.19. “Sasol” means Sasol North America, Inc., or any successor thereof or thereto.
     Section 2.20. “Term” has the meaning ascribed to that term in Article III.
ARTICLE III
TERM
     Section 3.1. This Agreement shall be in effect for a period beginning at the beginning of the Effective Date and ending upon the expiration of ten years thereafter (the “Term”).
     Section 3.2. Seller may terminate this Agreement effective at any time after the first five Contract Years of the Term if Seller voluntarily closes the Refinery or any unit of the Refinery or undertakes a significant processing change and if such closure or processing change is expected materially to impact the volume or quality of product Seller exchanges with Sasol in return for Feedstock, provided that Seller shall give Buyer at least one year’s written notice in advance of such closure or processing change.
ARTICLE IV
VOLUME AND QUALITY
     Section 4.1. Seller shall sell to Buyer and Buyer shall purchase from Seller the Base Volume of Feedstock in approximately equal monthly volumes. Seller may sell and Buyer may purchase such volume of Feedstock in addition to the Base Volume as they may agree at the Feedstock price calculated according to the formula set forth in Section 7.1.
     Section 4.2. For planning purposes only:
               (a) at the end of every month, the Parties shall jointly develop a production plan for each of the next three months, based upon the Buyer’s requirements for Feedstock, the Seller’s ability to supply Feedstock and the capacity of the LVT Unit, and
               (b) as soon as practical after the Effective Date and before September 1 of each calendar year of the Term, the Parties shall jointly develop a production plan for each month of the following calendar year, based upon the Buyer’s requirements for Feedstock, the Seller’s ability to supply Feedstock and the capacity of the LVT Unit.
     Section 4.3. Buyer and Seller acknowledge that the production and use of Feedstock are parts of larger operations and agree to use commercially reasonable efforts to coordinate production schedules and lifting schedules of LVT Products to minimize impacts on each other’s operations.
     Section 4.4. The Feedstock purchased and sold pursuant to this Agreement shall have the technical properties specified in Exhibit 4.4 which is attached hereto and made a part hereof.
     Section 4.5. Seller acknowledges that Buyer’s requirements for any Feedstock are determined by Buyer’s customers’ needs. Seller agrees to use commercially reasonable efforts to accommodate Buyer’s requirements for revised Feedstock specifications within the generally accepted tolerances for each Feedstock. All costs and expenses resulting from changes in specifications as listed in Exhibit 4.4 will be paid by Buyer.

ARTICLE V
DELIVERY; TITLE AND RISK OF LOSS
     Feedstock purchased and sold under this Agreement shall be delivered by the Seller, and title to and risk of loss of Feedstock shall pass to the Buyer, at the inlet flange to the feed tank at the LVT Facilities.
ARTICLE VI
MEASUREMENT
     To simplify accounting, the volume of Feedstock delivered hereunder during a month shall be deemed to be equal to the volume of LVT Products loaded into tank cars or tank trucks at the LVT Facilities during such month as measured at the point at which LVT Products are loaded into tank cars or tank trucks at the LVT Facilities, provided that volume gain, co-product production and volume loss will be determined in the manner provided in the LVT Unit Agreement.
ARTICLE VII
PRICE
     Section 7.1. Subject to the other provisions of this Article VII, the price per gallon of Feedstock delivered to Buyer during any month shall be equal to **
     Section 7.2. The price formula may be reopened upon written notice from one party to the other no more than once per Contract Year if any of the following is true and results in the prices determined using the price formula being more than five percent (5%) higher or lower than a Market Price for Feedstock:
               (a) The formula set forth in Section 7.1 no longer represents a Market Price for Feedstock.
               (b) The Feedstock specifications are changed.
               (c) Any published data which is incorporated into the then-current price formula set forth in Section 7.1 is no longer published in the same form as of the date of this Agreement.
               (d) Feedstock characteristics become valued differently relative to the reference product, or geographic supply/demand balances change.
               (e) A more representative reference product quote becomes available more closely related to the Feedstock.
               (f) The co-product adjustments calculated according to the LVT Unit Agreement no longer reflect of the marketplace.
               (g) The operating cost adjustments calculated according to the LVT Unit Agreement are no longer reflective of typical industry operating costs.
     Section 7.3. The new pricing formula to be negotiated in the event of a reopener as contemplated by Section 7.2 will be negotiated according to the guiding principles set out below:
               (a) The revised formula should result in a Market Price for Feedstock.
               (b) Cost of acquisition by the Buyer and the cost of disposition by the Seller will both be considered.
               (c) Prices will recognize local supply and demand.
               (d) Prices will recognize quality differentials.

     Section 7.4. If the Parties are unable to agree to a revised pricing formula within 90 days of the date of the notice initiating the price negotiations, then the matter will be deemed to be in dispute (a “Pricing Dispute”). In the event of a Pricing Dispute, at the request of either Party, the Parties will attempt to agree upon, and to engage, an individual with experience in prices for refined petroleum prices on the United States Gulf Coast (the “Pricing Arbitrator”) to resolve the Pricing Dispute according to the procedure set forth in Exhibit 7.4 and in this section. Within seven days of the selection of a Pricing Arbitrator, each Party shall submit to the Pricing Arbitrator its position on the Pricing Dispute together with any documents reasonably relevant to the Pricing Dispute (a “Pricing Submission”). The Pricing Arbitrator shall be permitted to assess only those facts and opinions with respect to a Pricing Dispute as are set forth in the Pricing Submissions, provided that the Pricing Arbitrator may pose, and consider each Party’s responses to, one set of written questions to both Parties, to which each Party shall respond within 15 days of receipt. The Parties shall instruct the Pricing Arbitrator to render a decision within 30 days of his or her receipt of the Parties’ Pricing Submissions, regardless of whether the Pricing Arbitrator has posed or the Parties have responded to written questions. In rendering his or her decision with respect to a Pricing Dispute, the Pricing Arbitrator shall only be permitted to choose between the positions set forth in the Parties’ respective Pricing Submissions and shall select the one Party’s position that describes a formula most likely to reflect market level pricing for Feedstock, applying the principles set forth in Section 7.3. Any decision rendered by the Pricing Arbitrator shall be final and binding on the Parties.
     Section 7.5. Beginning on the first day of the sixth Contract Year, seven cents ($0.07) shall be added to the price of each gallon of feedstock calculated in accordance with the formula described in Section 7.1, as that formula may be amended from time to time.
ARTICLE VIII
PAYMENT
     Section 8.1. By the fifteenth (15th) calendar day of a Month (“Month 2”), Seller shall invoice Buyer for estimated volume of Feedstock for Month 2 as determined pursuant to Section 4.2 above using the price calculated according to the formula set forth in Section 7.1 for the immediately preceding Month (“Month 1”), plus or minus an invoice adjustment to the extent that the volume of Feedstock with respect to Month 1 determined pursuant to Article VI multiplied by the price calculated for Month 1 is less than or greater than the amount actually invoiced with respect to Month 1. For example, if in January the volume for January were estimated to be 10,000 gallons pursuant to Section 4.2, and if the price in December were calculated to be $1.00 per gallon, the unadjusted invoice would be $10,000. If in February the volume of Feedstock for January were known to have been 8,000 gallons (and without regard to any other adjustment in the January invoice), the adjustment to the February invoice would be ($2,000).
     Section 8.2. Payments shall be made in full, by wire transfer no later than three (3) business days after receipt by Buyer of the invoice, without any adjustments, discounts or setoffs, except in cases of bona fide disputes, in which cases only the disputed amount will be withheld. Such payments shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law. In the event Buyer fails to make any payments on or before the due date, Seller shall have the right to charge interest from the due date on the amount of the overdue payment at a per annum rate which shall be the lower of (a) the prime rate plus two percent (2%), or (b) the maximum interest rate permitted by law. Prime rate shall mean, for any day, the rate of interest announced by JP Morgan Chase Bank (or its successors or an acceptable substitute agreed to by the Parties) as its prime lending rate.
     Section 8.3. The Seller reserves the right to withhold delivery of the Feedstock to the Buyer at any time the Buyer’s account becomes past due.
ARTICLE IX
CLAIMS
     Section 9.1. The Seller shall have no liability to the Buyer for any defect in the quality of Feedstock delivered pursuant to this Agreement unless:
               (a) the Buyer gives the Seller written notice of the Buyer’s claim within ninety (90) days after delivery of the affected Feedstock or, as to a latent defect, within seven (7) days after the Buyer has discovered such latent defect, but in no event more than one hundred twenty (120) days after delivery, and
               (b) the Seller is given reasonable opportunity to inspect the affected Feedstock or analyze the Buyer’s retained samples within fifteen (15) days after receiving notice.

     Section 9.2. Nothing contained in this Article shall operate to limit the defenses which the Seller may have against such claims.
ARTICLE X
EXCLUSION OF WARRANTIES
     Seller warrants that it has title to Feedstock it delivers under this Agreement, that such Feedstock will be free from all liens, encumbrances, and security interests, and that such Feedstock shall be of the kind and quality described herein. THESE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER EXPRESS OR IMPLIED.
ARTICLE XI
LIMITATION OF LIABILITY; LIQUIDATED DAMAGES
     Section 11.1. With respect to each of any of (a) Contract Years 1 and 2 combined, (b) Contract Years 2 and 3 combined, (c) Contract Years 3 and 4 combined, or (d) Contract Years 4 and 5 combined, if Seller fails to deliver the Base Volume of Feedstock for any reason (including reasons that would otherwise excuse Seller’s performance, including Force Majeure), then as Buyer’s sole remedy for such failure to supply:
               (a) as soon as reasonably practical after Buyer’s demand, Seller shall pay to Buyer, as liquidated damages, an amount equal to (i) twenty-five cents ($0.25), multiplied by (ii) the difference between (A) 50,000,000 gallons of Feedstock (adjusted as provided in Section 11.1(b)) and (B) the sum of the volume of all LVT Products delivered to Buyer during each of such months, excluding any volume of LVT Products delivered to Buyer during any month of such period that was greater than 125% of the average monthly volume of LVT Products delivered to Buyer during all of the months of such period;
               (b) the volume described in Section 11.1(a)(ii)(A) shall be reduced by the volume by which deliveries of LVT Products to Buyer in each month during the relevant period are less than the volume of LVT Products Seller was ready, willing and able to deliver to Buyer, up to a maximum volume of 3,000,000 gallons per month, provided that to the extent that (x) the LVT Facilities are affected by Force Majeure, (y) such Force Majeure impairs the ability of the LVT Unit to receive Feedstock or deliver LVT Products, and (z) Buyer is required to bear the cost of repair or reconstruction pursuant to any applicable provision of the LVT Unit Agreement, then Buyer failure to approve expenditures necessary for such repair or reconstruction shall excuse Seller’s obligation under this Section 11.1.
     Section 11.2. The Seller’s liability to the Buyer for a breach of this Agreement by supplying off-specification Feedstock shall be limited to the lesser of the cost to replace the particular delivery/deliveries of Feedstock affected by such breach or the purchase price of the particular delivery/deliveries.
     Section 11.3. In the event of a Party’s breach of this Agreement, the other party shall take commercially reasonable steps to mitigate its damages, provided that Buyer’s failure to mitigate its damages shall not affect its rights under Section 11.1.
     Section 11.4. Subject to the provisions of Section 9.1, neither Party shall be liable on any claim under or arising out of or for breach of this Agreement unless action thereon shall be brought within one (1) year from the date the cause of action arose.
     Section 11.5. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.
ARTICLE XII
TAXES
     Section 12.1. The Seller agrees to pay any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which occurs prior to the transfer of title to the Buyer.
     Section 12.2. The Buyer agrees to pay any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which occurs after transfer of title to the Buyer.
     Section 12.3. Any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which is the transfer of title or delivery of the Feedstock, shall be paid by the Party upon whom the tax, fee, or charge legally falls. However, if the taxes, fees, or other charges are imposed upon the Seller, such taxes (including sales, use, and other excise taxes but excluding income taxes), fees and other charges shall be reimbursed to the Seller by the Buyer.
     Section 12.4. Notwithstanding any other provision of this Agreement, any tax or governmental charge or increase in the same which becomes effective after the effective date of this Agreement, and which has the effect of increasing the cost to the Seller of purchasing, producing, selling, transporting, or delivering the Feedstock or procuring the materials used therein, including, by way of example and not by way of limitation, any sales tax, use tax, retailer occupational tax, gross receipts tax, value added tax, Superfund tax, environmental tax, and/or port dues, if such taxes (excluding income taxes) or dues are not automatically added to the price, may at the Seller’s option be added to the price. If the Seller chooses not to add such taxes or charges to the price, the Buyer shall be obligated to reimburse the Seller for any such taxes (excluding income taxes) or charges.
     Section 12.5. The Buyer shall furnish the Seller with exemption or resale certificates or other documents necessary to comply with any applicable sales and use tax laws.
ARTICLE XIII
FORCE MAJEURE
     Except as provided in Section 11.1:
     Section 13.1. Neither Party shall be liable to the other for failure or delay in performance hereunder to the extent that the failure or delay is due to force majeure (“Force Majeure”), which is herein defined to include but not limited to war (whether declared or undeclared), fire, flood, lightning, earthquake, storm, or any act of God; strikes, lockouts, or other labor difficulties, civil disturbances, riot, sabotage, accident, any official order, directive or industry-wide request or suggestion by any governmental authority or instrumentality thereof which in the reasonable judgment of the Party affected makes it necessary to cease or reduce production; any disruption or breakdown of labor; any inability to secure necessary materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies; or any other contingency beyond the control of the affected Party, which interferes with the performance hereunder. Buyer acknowledges that Seller acquires the Feedstock sold hereunder from Sasol; accordingly, Seller’s performance hereunder shall be excused to the extent that Sasol’s ability to produce and deliver Feedstock to Seller is impaired due to Force Majeure, provided that Seller’s failure to supply raw materials for Feedstock production to Sasol shall not constitute a Force Majeure as to Sasol unless such failure is caused by a Force Majeure affecting Seller or the LVT Facilities.
     Section 13.2. Performance under this Agreement shall be suspended (except for the payment of money due or to become due for past performance hereunder) during the period of such Force Majeure to the extent made necessary by the Force Majeure. A Party affected by Force Majeure shall use commercially reasonable efforts to resume its performance, provided that the settlement of strikes, lockouts, industrial disputes or labor disturbances affecting a Party shall be entirely within the discretion of the Party so affected, and provided further that Seller is under no duty to cause Sasol to resume production and delivery of Feedstock when such production and delivery is impaired by a Force Majeure affecting Sasol.
     Section 13.3. In the event of Force Majeure in the nature of strikes, lockouts, industrial disputes or labor disturbances affecting a Party, the affected Party affected will use commercially reasonable efforts to allocate the available work force so as to continue performance hereunder.
     Section 13.4. No curtailment, suspension or acceptance of performance pursuant to this Article shall operate to extend the Term of, or to terminate this Agreement. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the Force Majeure.
     Section 13.5. Upon the occurrence of any Force Majeure, the Party claiming Force Majeure shall notify the other Party promptly in writing of such event and to the extent possible, inform the other Party of the expected duration of the Force Majeure and the performance to be affected by the suspension or curtailment under this Agreement.
ARTICLE XIV
ASSIGNMENT
     Section 14.1. Except as provided in Section 14.3 below, neither Party may assign this Agreement without the prior written consent of the other Party. Neither Party shall unreasonably withhold its consent to the assignment of this Agreement.

     Section 14.2. No assignment of this Agreement shall relieve the assigning Party of its obligations under this Agreement.
     Section 14.3. A party may assign this Agreement to an affiliate without consent of the other party.
ARTICLE XV
NOTICE
     Section 15.1. Form of Notice. Any notice or correspondence to be given with respect to this Agreement shall be in writing or shall be given orally and confirmed in writing by letter, and delivered personally, by certified mail, or by facsimile addressed to the respective Party at the address stated below or such other address as either Party shall designate from time to time.
If to Seller, addressed to:

ConocoPhillips Company
P.O. Box 2197, Houston, Texas 77252
600 North Dairy Ashford Road, Houston, Texas 77079
Attention:	Manager, Financial Planning and Analysis
Lubricants and Specialty Products Business Unit
Facsimile:	(281)293-3474
If to Buyer, addressed to:

Calumet Penreco, LLC
% Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214
Attention:	Vice President and CFO
Phone:	(317) 328-5660
Facsimile:	(317) 328-5676
     Section 15.2. The foregoing notice requirements do not preclude normal informal communications between Seller’s and Buyer’s employees with respect to operational matters involving the Refinery and other property and facilities used in the performance of this Agreement.
ARTICLE XVI
AGREEMENT AMENDMENT PROCEDURES
     The parties may amend Exhibit 4.4 or Exhibit 18.1 to this Agreement by each party signing a revised Exhibit specifying the new terms with an effective date.
ARTICLE XVII
GOVERNING LAW
     All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas excluding any conflicts-of-law rule or principle that might apply the laws of another jurisdiction.
ARTICLE XVIII
WARNINGS
     Section 18.1. A Material Safety Data Sheet for Feedstock is attached hereto and made a part hereof as Exhibit 18.1. The Seller may from time to time provide supplementary Material Safety Data Sheets. The Buyer shall advise its employees about the hazards of Feedstock as well as the precautionary procedures for handling Feedstock which are set out in such Material Safety Data Sheet or supplementary Material Safety Data Sheets.

     Section 18.2. The Buyer shall give to any third party to whom Buyer, its parent, subsidiaries or affiliates convey Feedstock a copy of the Material Safety Data Sheet or supplementary Material Safety Data Sheets it has received from the Seller in connection with the sale of Feedstock.
ARTICLE XIX
ALLOCATION
     Section 19.1. If, due to the event of Force Majeure (as described in Article XIII hereof), the Seller does not produce enough Feedstock to satisfy its own internal and commercial requirements during any month of the Term of this Agreement, and the Seller does not sell volumes of Feedstock to any other third party during that month, then the Seller shall not be required to sell and deliver any volumes of Feedstock to the Buyer during that month. However, if the Seller does sell Feedstock to any third party during a month when, due to an event of Force Majeure, it does not produce enough Feedstock to satisfy its own internal and commercial requirements, then the Seller shall sell and deliver to the Buyer its pro rata share of the Feedstock sold to third parties during the month.
     Section 19.2. If, due to an event of Force Majeure (as described in Article XIII hereof), the Seller does produce enough Feedstock to satisfy all of its own internal and commercial requirements but does not produce enough Feedstock during any month of the Term of this Agreement to satisfy all of its external customers, then the Seller shall allocate to all of its Feedstock customers, on a pro rata basis, the volumes of Feedstock which it does produce in excess of its own internal and commercial requirements.
ARTICLE XX
AUDITS
     The Buyer shall have the right, at its sole cost and expense, to audit the Seller’s relevant books and records in order to verify (a) the cost and other data used by the Seller each month to calculate the Feedstock price under Article VII of this Agreement, and (b) the amount of any taxes, fees, or other charges billed to the Buyer pursuant to Article XII of this Agreement. The audit shall take place during the Seller’s normal business hours on mutually agreeable dates at the locations where the transactional records are located. Only the results of the audit and not the specifically audited data shall be disclosed by the Buyer’s auditors, unless the Buyer is required to judicially pursue a claim against the Seller.
ARTICLE XXI
ARBITRATION
     Section 21.1 Negotiation. If any dispute relating to this Agreement arises between the Parties, the Parties will first enter into good faith negotiations to resolve the dispute in a commercially reasonable manner. The negotiations will be held by representatives of each Party who have the authority to settle any claims arising out of the dispute.
     Section 21.2 Arbitration. If a dispute cannot be resolved through good faith negotiations, the dispute will be submitted for resolution by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators will apply the laws of the State of Texas to resolve the dispute. The arbitration will take place in Houston, Texas, no later than one hundred twenty (120) days after a request for arbitration is filed by a Party with the American Arbitration Association. Judgment upon an arbitration award shall be final and may be entered in any court having jurisdiction over the Party against which enforcement thereof is sought. This arbitration provision will survive the termination of this Agreement and the dissolution of the Parties.
     Section 21.3 Alternative Arbitration. As an alternative to the arbitration procedure set forth in paragraph 21.2 above, the Parties may (but will not be required to) agree to an expedited dispute resolution process which will be completed no later than thirty (30) days after the date the Parties agree in writing to pursue this expedited process. Under the expedited process, the dispute will be submitted to a panel consisting of one executive level manager from each Party who has the authority to settle any claims arising out of the dispute. These managers will attempt to resolve the dispute within seven (7) business days after the date the Parties agree to pursue the expedited process. If the managers are unable to resolve the dispute with this time period, such dispute will be submitted to a single arbitrator from a pre-approved list of qualified, independent arbitrators. The arbitrator will conduct the remainder of the expedited process in Houston, Texas, and will apply the laws of the State of Texas and the Commercial Arbitration Rules of the American Arbitration Association to resolve the dispute. The decision of the arbitrator will be final and may be entered into any court having jurisdiction over the Party against which enforcement thereof is sought.

ARTICLE XXII
MISCELLANEOUS PROVISIONS
     Section 22.1. The section headings contained in this Agreement are for the convenience of the Parties only and shall not be interpreted as part of this Agreement.
     Section 22.2. This Agreement contains the entire agreement and understanding of the Parties with respect to the sale and delivery of the Feedstock and the same cancels and supersedes any agreement covering the purchase of the Feedstock or other agreement incident thereto previously executed by the Parties.
     Section 22.3. This Agreement shall not be modified except by written instrument executed by duly authorized representatives of the respective Parties.
     Section 22.4. Waiver by one Party of the other’s breach of any provision of this Agreement shall not be deemed a waiver of any subsequent or continuing breach of such provision or of the breach of any other provision or provisions hereof.
     Section 22.5. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.6. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original.
     Section 22.7. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective Parties hereto.
     Section 22.8. The Buyer hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.55A, which is not waived), Vernon’s Texas Codes Annotated, Business and Commerce Code. In order to evidence its ability to grant such a waiver, the Buyer hereby represents and warrants to the Seller that the Buyer (i) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (ii) on the date hereof will have assets of $5,000,000 or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (iv) is not in a significantly disparate bargaining position.
     EXECUTED to be effective as of the date first above set forth.

CALUMET PENRECO, LLC		CONOCOPHILLIPS COMPANY

By: /s/ R. Patrick Murray, II		By: /s/ G.T. Goff

Title:	Vice President & CFO	Title:	Vice President

EXHIBIT 4.4
LVT FEEDSTOCK SPECIFICATIONS

SPECIFICATIONS
PROPERTY	ASTM TEST METHOD	MINIMUM		MAXIMUM		TYPICAL
Aromatics, Volume%	D1319			*	*	*	*
Sulfur, Total ppm by weight	D1266 or D4294 or D2622			*	*	*	*
Flash Point, °F	D56 or D3828	*	*			*	*
Gravity °API @ 60°F	D1298 or D287	*	*	*	*	*	*
Freezing Point, °C	D2386			*	*	*	*
Cetane Index	D976	*	*			*	*

Exhibit 7.4
Expert Resolution Procedures
If, pursuant to the provisions of Section 7.4 of this Agreement, a matter is required to be referred to an expert in the relevant subject matter for determination, or a matter is expressly required to be determined by a Pricing Arbitrator, and is so referred to a Pricing Arbitrator, the provisions set forth below shall apply. Without the consent of both Parties, no individual designated as an expert may be or have been employed by either Party.
a.	For any decision referred to a Pricing Arbitrator pursuant to the provisions of this Agreement, the Parties hereby agree that the proceedings shall be conducted and the decisions rendered expeditiously by such Pricing Arbitrator.

b.	The Party desiring the determination of a Pricing Arbitrator shall first give the other Party written notice of the request for such determination.

c.	The Pricing Arbitrator shall be selected unanimously by the Parties within a maximum period of five (5) days following the receipt of the written notice in paragraph b above. Failing such unanimous decision by the Parties within such period, then each party shall designate a single individual meeting the qualifications of a Pricing Arbitrator and both individuals so designated shall designate a third individual similarly qualified, all three of whom shall serve as a panel. The agreed individual Pricing Arbitrator or the panel of individuals as so determined shall be deemed to be the Pricing Arbitrator for the purposes hereof, provided that a panel shall be required to reach a single determination.

d.	The Pricing Arbitrator, once appointed, shall have no ex parte communications with any of the Parties concerning the expert determination. The Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the Pricing Arbitrator with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.

e.	Before issuing a final decision, the Pricing Arbitrator shall issue a draft report and allow the Parties to comment on it. The Pricing Arbitrator shall endeavor to resolve the dispute within fifteen (15) days or such shorter period as the Parties shall agree (but no later than thirty (30) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

f.	The Pricing Arbitrator’s decision shall be final and binding on the Parties save in the case of fraud or manifest error. The Parties expressly waive the right to further submit the decision of the Pricing Arbitrator to arbitration pursuant to this Agreement.

g.	The Parties shall bear their respective costs and expenses related to, or arising in connection with, any proceedings before a Pricing Arbitrator.

EXHIBIT 18.1
MATERIAL SAFETY DATA SHEET

Material Safety Data Sheet
MOLEX RAFFINATE
# 1. CHEMICAL PRODUCT/COMPANY IDENTIFICATION
MOLEX RAFFINATE

MSDS Code: GASC0205	Revised: 03-Oct-2000
     CAS Number            : 64741-85-1

MANUFACTURER/DISTRIBUTOR

Conoco, Inc.
P.O. Box 2197
Houston, TX 77252
PHONE NUMBERS

Product Information: 1-281-293-5550
Transport Emergency: CHENTREC 1-800-424-9300 or 1-703-527-3887 (call collect)
Medical Emergency: 1-800-342-5119 or 1-281-493-2767
2. COMPOSITION/INFORMATION ON INGREDIENTS

COMPONENTS	%

Hydrocarbons (Aromatic & Paraffinic)	>90
Petroleum distillate standard applies.
See Section 8 for exposure limits.
3. HAZARDS IDENTIFICATION
— EMERGENCY OVERVIEW —
     APPEARANCE / ODOR
Clear liquid; kerosene odor.
     OSHA REGULATORY STATUS
This material is classified as hazardous under OSHA Regulations.
May cause irritation to eyes, nose, throat, and lungs.
May cause central nervous system effects, such as headache, nausea, blurred vision, drowsiness.
Combustible.
     HMIS Rating: Health 1; Flammability 2; Reactivity: 0
     Potential Health Effects
Primary Routes of Entry: Skin, inhalation
The product may cause irritation to the eyes, nose, throat, lungs, and skin after prolonged or repeated exposure. Extreme overexposure or aspiration into the lungs may cause lung damage or death, Overexposure may cause weakness, headache, nausea, confusion, blurred vision, drowsiness, and other nervous system effects; greater overexposure may cause dizziness, slurred speech, flushed face, unconsciousness, and convulsions.
     Carcinogenicity Information
None of the components present in this material at concentrations equal to or greater than 0.1% are listed by IARC, NTP, OSHA or ACGIH as a carcinogen.
4. FIRST AID MEASURES
Inhalation
If inhaled, remove to fresh air. If not breathing, give artificial respiration. If breathing is difficult, give oxygen. Call a physician.
     Skin Contact
Wash skin thoroughly with soap and water. If irritation develops and persists, consult a physician.
     Eye Contact
In case of contact, immediately flush eyes with plenty of water for at least 15 minutes. Call a physician.
     Ingestion
If swallowed, do not induce vomiting. Immediately give 2 glasses of water. Never give anything by mouth to an unconscious person. Call a physician.
     Notes to Physicians
Activated charcoal mixture may be administered. To prepare activated charcoal mixture, suspend 50 grams activated charcoal in 400 mL water and mix thoroughly. Administer 5 mL/kg, or 350 mL for an average adult.
5. FIRE FIGHTING MEASURES

Flammable Properties
Flash Point	: 150 F (65 C)
Method	: PM
Flammable limits in Air,	% by volume
LEL	: 0.5
UEL	: 6

NFPA Classification	: Class IIIA Combustible Liquid.
NFPA Rating	: Health 0; Flammability 2; Reactivity 0
     Extinguishing Media
Water Spray, Foam, Dry Chemical, CO2.
     Fire Fighting Instructions
Use water to keep fire-exposed containers cool. If leak or spill has not ignited, use water spray to disperse the vapors and to provide protection for personnel attempting to stop a leak. Water spray may be used to flush spills away from exposures.
Products of combustion may contain carbon monoxide, carbon dioxide and other toxic materials. Do not enter enclosed or confined space without proper protective equipment including respiratory protection.
6. ACCIDENTAL RELEASE MEASURES
     Safeguards (Personnel)
NOTE: Review FIRE FIGHTING MEASURES and HANDLING (PERSONNEL) sections before proceeding with clean-up. Use appropriate PERSONAL PROTECTIVE EQUIPMENT during Clean-up.
Evacuate personnel, thoroughly ventilate area, use self-contained breathing apparatus. Remove source of heat, sparks, flame, impact, friction or electricity.
     Initial Containment
Dike spill. Prevent material from entering sewers, waterways, or low areas.
     Spill Clean Up
Recover free liquid for reuse or reclamation. Soak up with sawdust, sand, oil dry or other absorbent material.
7. HANDLING AND STORAGE
     Handling (Personnel)
Avoid breathing vapors. Avoid contact with eyes. Avoid prolonged or repeated contact with skin. Wash thoroughly after handling. Wash clothing after use.
     Handling (Physical Aspects)
Close container after each use. Keep away from heat, sparks and flames. Ground container when pouring.
     Storage
Store in accordance with national Fire Protection Association recommendations. Keep container tightly closed. Store in a cool, dry place. Store in a well ventilated place. Store away from oxidizers, heat, sparks and flames.
8. EXPOSURE CONTROLS/PERSONAL PROTECTION
     Engineering Controls
VENTILATION
General mechanical ventilation normally adequate.
     Personal Protective Equipment
RESPIRATORY PROTECTION
Select appropriate NIOSH-approved respiratory protection for organic vapors where necessary to maintain exposures below the exposure limits given below.
PROTECTIVE GLOVES
Should be worn when any potential exists for skin contact. NBR or neoprene recommended.
EYE PROTECTION
Chemical splash goggles or face shield recommended where splashing can occur.

OTHER PROTECTIVE EQUIPMENT
Sufficient protective clothing to minimize skin exposure.
Coveralls with long sleeves if splashing is probable.
     Applicable Exposure Limits

Petroleum distillate standard applies.
OSHA PEL	: 500 ppm, 2000 mg/m3, 8 Hr. TWA
ACGIH tlv	: None Established
9. PHYSICAL AND CHEMICAL PROPERTIES
     Physical Data

Boiling Point	: 330-550 F (166-288 C)
Vapor Pressure	: 2 mm Hg
Vapor Density	: 5.2 (Air = 1)
% Volatiles	: (by volume) Nil
Evaporation Rate	: Not Applicable
Solubility in Water	: Insoluble
Odor	: Paraffinic kerosene
Form	: Liquid
Color	: Clear
Specific Gravity	: 0.81-0.82 (Water = 1)
10. STABILITY AND REACTIVITY
     Chemical Stability
Stable.
     Conditions to Avoid
Avoid excessive heat, sparks, and flame.
     Incompatibility with Other Materials
Incompatible with oxidizing materials.
     Decomposition
Normal combustion forms carbon dioxide; incomplete combustion may produce carbon monoxide.
     Polymerization
Polymerization will not occur.
11. TOXICOLOGICAL INFORMATION
     Animal Data
Animal studies have shown that prolonged or repeated inhalation exposures to high concentrations of some petroleum distillates have caused liver tumors in mice and kidney damage and tumors in male rats. However, kidney effects were not seen in similar studies involving female rats, guinea pigs, dogs, or monkeys, Present studies indicate the kidney effects will only occur in male rats. Also, human studies do not indicate this peculiar sensitivity for kidney damage and studies reported in 1992 showed that this particular type of rat kidney damage is not useful in predicting a human health hazard. The significance of liver tumors in mice exposed to high doses of chemicals is highly speculative and probably not a good indicator for predicting a potential human carcinogenic hazard.
Mouse skin painting studies have shown that petroleum middle distillates (boiling range 100-700 F; naphtha, jet fuel, diesel fuel, kerosene, etc.) can cause skin cancer when repeatedly applied and never washed from the animal’s skin. The relative significance of this to human health is uncertain since the petroleum distillates were not washed from the skin and resulting skin effects (irritation, cell damage, etc.) may play a role in the tumorigenic response. A few studies have shown that washing the animal’s skin with soap and water between treatments greatly reduces the carcinogenic effect of some petroleum oils. Other laboratory studies indicate that middle distillates caused the skin tumors by promoting, rather than initiating, the formation of tumors, so the effect is probably dose-related and low level exposure should not be carcinogenic.
12. DISPOSAL CONSIDERATIONS
     Waste Disposal
Treatment, storage, transportation, and disposal must be in accordance with applicable Federal, State/Provincial, and Local regulations. Do not flush to surface water or sanitary sewer system. Recover nonusable free liquid and dispose of in approved and permitted incinerator.
13. TRANSPORTATION INFORMATION
     Shipping Information
FOR RAIL CARS OF MOLEX RAFFINATE:
Kerosene, Combustible liquid, UN 1223, PG III
Molex Raffinate
PLACARDED: COMBUSTIBLE
Kerosene, Hazmat STCC # 4914165
Refined oil (Petroleum), Freight STCC # 2911225
FOR TRUCK TRANSPORTS, ISO CONTAINERS, AND INTERMEDIATE BULK CONTAINERS (>119 GAL) OF MOLEX RAFFINATE:
Kerosene, Combustible liquid, UN 1223, PG III
Molex Raffinate
PLACARDED: COMBUSTIBLE
(Petroleum oil)

NOTE:	Shipments in single containers <119 gallons are not regulated

NOTE:	Not regulated for overseas shipments

MEXICO:	Same as DOT
     Shipping Information — Canada

Special Information	: Not regulated in quantities less than
450 liters (119 gallons) in one
container.
14. REGULATORY INFORMATION
     U.S. Federal Regulations
OSHA HAZARD DETERMINATION

This material is hazardous as defined by OSHA’s Hazard Communication Standard, 29 CFR 1910.1200.
CERCLA/SUPERFUND
Not applicable; this material is covered by the cercla petroleum exclusion. Releases are not reportable.
SARA, TITLE III, 302/304
This material is not Known to contain extremely hazardous substances.

SARA, TITLE III, 311/312

Acute	: Yes
Chronic	: Yes
Fire	: Yes
Reactivity	: No
Pressure	: No
SARA, TITLE III, 313
This material is not known to contain any chemical(s) at a level of 1,0% or greater (0,1% for carcinogens) on the list of Toxic Chemicals and subject to release reporting requirements.
TSCA
This material is in the TSCA Inventory of Chemical Substances (40 CFR 710) and/or is otherwise in compliance with TSCA.
RCRA
This material has been evaluated for RCRA characteristics and does not meet hazardous waste criteria if discarded in its purchased form. Because of product use, transformation, mixing, processing, etc., which may render the resulting material hazardous, it is the product user’s responsibility to determine at the time of disposal whether the material meets RCRA hazardous waste criteria.
CLEAN WATER ACT
The material contains the following ingredient(s) which is considered hazardous if spilled into navigable waters and therefore reportable to the National Response Center (1-800-424-8802).

Ingredient(s)	: Petroleum Hydrocarbons
Reportable Quantity	: Film or sheen upon or discoloration of the water surface
     State Regulations (U.S.)
CALIFORNIA “PROP 65”
This material is not known to contain any ingredient(s) subject to the Act.
PENNSYLVANIA WORKER & COMMUNITY RIGHT TO KNOW ACT
To the best of our knowledge this material is not sold or produced in Pennsylvania. Please notify Conoco if the material results in Pennsylvania commerce.
15. OTHER INFORMATION
     Additional Information: Hone.
The data in this Material Safety Data Sheet relates only to the specific material designated herein and does not relate to use in combination with any other material or in any process.

Responsibility for MSDS	: MSDS Coordinator
Address	: Conoco inc.
>	: PO Box 2197
>	: Houston, TX 77252
Telephone	: 1-281-293-5550
# Indicates updated section.
End of MSDS